Exhibit 8.1

January 26, 2018

Höegh LNG Partners LP

Wessex House 5th Floor

45 Reid Street

Hamilton HM12, Bermuda

Re:        Höegh LNG Partners LP Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as U.S. counsel for Höegh LNG Partners LP (the “Partnership”), a Marshall Islands limited partnership, with respect to certain legal matters in connection with the offer and sale, from time to time, of common units and 8.75% Series A Cumulative Redeemable Preferred Units, each representing limited partnership interests in the Partnership for an aggregate offering price of up to $120,000,000 (the “Units”) pursuant to an “at-the-market” offering program. We have also participated in the preparation of a Prospectus Supplement dated January 26, 2018 (the “Prospectus Supplement”) and the Prospectus dated November 16, 2016 (“the Prospectus”), forming part of the Registration Statement on Form F-3, No. 333-213781 (the “Registration Statement”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a representation letter certified by an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vinson & Elkins LLP Attorneys at Law	2200 Pennsylvania Avenue NW, Suite 500 West
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We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” as updated by the discussion in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations,” and the discussion in the Prospectus Supplement under the caption “Taxation of the Partnership,” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any matter not discussed therein.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing Units pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Risk Factors,” “Material U.S. Federal Income Tax Considerations,” “Taxation of the Partnership” and “Legal Matters” in the Prospectus and the Prospectus Supplement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Units. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.